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                                                                   EXHIBIT 10.40

                              EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of March 19, 2003, between INTEREP NATIONAL RADIO SALES, INC., a New York corporation (the "Company"), and GEORGE E. PINE ("Pine").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company wishes to avail itself of the advice and services of Pine, and Pine wishes to be employed by the Company;

     NOW, THEREFORE, in consideration of the mutual agreements set forth below, the parties agree as follows:

     1.  Employment

     (a) Term. Subject to the terms and conditions of this Agreement, the Company employs Pine, and Pine agrees to serve, as President and Chief Operating Officer of the Company for a term commencing on the date hereof and ending on February 28, 2006 unless extended as provided in the following sentence (the "Term"). On March 1, 2004 and each following March 1 during the Term, the Term shall automatically be extended for one additional year, unless the Company or Pine notifies the other on or before the immediately preceding February 1 that the Term is not to be so extended. For example, (i) if no such notice is given on or before February 1, 2004, the Term would automatically be extended by one year and would end on February 28, 2007 (unless subsequently extended) or (ii) if such notice is given by the Company or Pine on or before February 1, 2004, the Term would end on February 28, 2006.

     (b) Duties. Pine shall be subject to the supervision and direction of Ralph
C. Guild, Chairman of the Board and Chief Executive Officer of the Company, or any successor to either of such positions, to whom he shall report directly. Pine shall perform his duties to the best of his ability and shall devote substantially all of his business time, energies and skills to such duties, subject to the understanding that he has various activities, including the ownership and operation of radio stations, including, without limitation, three in Greenville, Mississippi, and one in Sebastian/Melbourne, Florida, which may, from time to time, require his attention, but which shall not interfere with the performance of his duties to the Company; provided, however, that Pine shall not own, invest in, or operate any other radio station without first obtaining the approval of the Company's Board of Directors.

     2.  Base Salary and Incentive Bonus.

     (a) During the Term and subject to the provisions of Section 2(c), the Company shall pay Pine a base salary, not less frequently than semi-monthly, of not less than $480,000 per year ("base salary"). The Company agrees that the Compensation Committee of its Board of Directors (the "Committee") shall review Pine's base salary each year with a view to

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making appropriate upward adjustments to reflect Pine's contribution to the profitability of the Company; provided, however, that the Company shall not be obligated to make an adjustment in any particular year.

     (b) During the Term, the Company shall pay Pine such annual bonus compensation tied to his performance and the overall profitability of the Company as may be established from time to time by the Company's Chief Executive Officer and Pine, subject to the approval of the Committee. The target bonus for 2003 shall be $120,000, so that Pine's combined target salary and bonus for 2003 shall be $600,000. The target bonus for any other year in the Term shall not be less than $120,000. Unless and until the Company adopts a general policy contrary to advances against bonus, bonus amounts shall be payable in quarterly installments, based on the Company's best estimates of actual performance against performance goals, with an appropriate adjustment for any overpayment or underpayment to be made promptly after the delivery to the Company of audited financial statements for the year in question.

     3. Benefits. Pine shall be entitled to participate in all employee benefit plans and policies that the Company may make available to, or have in effect for, its senior executives from time to time, including, without limitation, health and hospitalization insurance plans, pension, profit-sharing, stock incentive and stock option plans, in each case subject to the eligibility and other provisions of any such plan or policy. Nothing in this Section 3 shall require the Company to institute or make available any particular benefit plan or policy. The Company shall not modify any of its benefit plans or policies with the intent that Pine would be treated any less favorably than any other senior executive. Pine shall be entitled to paid vacation leave during each year in accordance with such policies as the Company shall have in effect from time to time.

     4.  Options.

     (a) Promptly after execution of this Agreement, the Committee (having approved such action at a meeting thereof) shall grant to Pine non-qualified stock options ("First Tier Options") to acquire 40,000 shares of the Company's Class B Common Stock at a purchase price of $1.73 per share (the average of last sale prices of the Company's Class A Common Stock on the Nasdaq Small Cap Market over the 10 trading days immediately preceding the date of this Agreement). The First Tier Options shall have a ten-year term, shall vest in equal installments over the first three years of the term, shall have such provisions relating to automatic vesting on a change in control as are set forth in this Agreement and shall otherwise be granted under and subject to the provisions of the Company's 1999 Stock Incentive Plan (the "Plan"), except as otherwise provided in Section 6.

     (b) Promptly after execution of this Agreement, the Committee (having approved such action at a meeting thereof) shall grant to Pine non-qualified stock options ("Second Tier Options") to acquire an additional 40,000 shares of the Company's Class B Common Stock at a purchase price of $2.81 per share. The Second Tier Options shall have a ten-year term and shall become exercisable and shall fully vest if, and only if, the Company achieves "EBITDA" for its 2003 fiscal year of not less than its internal target for such fiscal year and shall otherwise be granted under and subject to the provisions of the Plan, except as

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otherwise provided in Section 6. The date on which the Second Tier Options shall become exercisable and shall fully vest shall be the earlier to occur of the date on which the Company's earnings for its 2003 fiscal year are publicly released by the Company and the date on which it files its Annual Report on Form 10-K for such fiscal year. "EBITDA" means the Company's operating income, plus depreciation, amortization and other non-cash items, including non-cash rent and compensation expense (other than any severance compensation for senior management), as derived based on the Company's audited financials for its 2003 fiscal year, except that "contract termination revenues" and revenues and expenses from Internet representation operations shall be excluded from operating income for purposes of calculating the incentive bonus.

     (c) If the aggregate number of stock options granted by the Company to any other member of senior management with a position comparable to Pine's (not including the Chief Executive Officer) exceeds by 10% or more the aggregate number of stock options granted to Pine on and after the date of this Agreement, the Company shall grant additional stock options to Pine so that any such excess is reduced below 10%.

     5. Expenses and Facilities. Pine shall be entitled to reimbursement for all reasonable and necessary travel, entertainment and other expenses which are incurred by him in the performance of his duties. The Company shall pay or reimburse Pine such expenses on presentation, within a reasonable time after such expenses are incurred, of an itemized account of such expenses, together with such vouchers or receipts for individual expense items as the Company may from time to time require under its normal policies and procedures. During the Term, the Company shall provide Pine with all reasonable secretarial assistance and office and technical facilities necessary for the performance of his duties hereunder and suitable to his position.

     6.  Termination.

     (a) Termination by the Company for Cause. The Company shall have the right to terminate this Agreement and Pine's employment without prior notice in the event of Pine's (i) willful failure or refusal, after notice thereof and a reasonable opportunity to cure, to perform specific directives of the Company's Chief Executive Officer, when such directives are consistent with law and the scope and nature of Pine's duties and responsibilities set forth in this Agreement, (ii) willful misconduct in the performance of his duties, (iii) material breach of Sections 7 or 8, (iv) conviction for a felony or any other crime involving moral turpitude, fraud or misrepresentation, (v) drunkenness or illegal use of drugs which interferes with the performance of his duties under this Agreement and which continues after a warning or (vi) commission of criminal acts constituting fraud, dishonesty or harassment against the Company or any of its clients or employees. In the event of termination pursuant to this
Section 6(a), the Company shall pay Pine any salary and expense reimbursement owed to him for periods through the date of termination and shall have no other liability to him other than as provided under any benefit plan of the Company in which he is then participating or as otherwise required under applicable law.

     (b) Termination Without Cause by the Company. If the Company terminates Pine's employment other than for cause pursuant to Section 6(a) or on account of

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death or disability pursuant to Section 6(c), the Company shall pay Pine any salary and expense reimbursement owed to him for periods through the date of termination. The Company shall also pay Pine (i) as severance compensation, an amount equal to his then current salary for the remainder of the Term, to be paid in semi-monthly installments, (ii) any bonus payable pursuant to Section 2(b) for the year in which such termination occurs and (iii) 50% of the bonus payable pursuant to clause (ii) of this Section 6(b) for each of any then remaining years in the Term, payable in quarterly installments pursuant to
Section 2(b), but only if Pine executes and delivers to the Company a general release of liabilities in a form satisfactory to the Company. Further, (x) all options (other than Second Tier Options or any other stock options hereafter issued to Pine the exercise of which is conditioned on performance or events) to acquire shares of the Company's Class B Common Stock then held by Pine shall fully vest to the extent then unvested and shall remain exercisable for two years following the date of termination and (y) any Second Tier Options (or any other stock options hereafter issued to Pine the exercise of which is conditioned on performance or events) shall, if they become exercisable in accordance with their terms, remain exercisable for two years following the date of termination. The Company shall have no other liability to Pine other than as provided under any benefit plan of the Company in which he is then participating or as otherwise required under applicable law. The Company's obligations under this Section 6(b) shall not be (A) offset or reduced by any compensation received by Pine from any other employer after termination of his employment hereunder or (B) conditioned on Pine's seeking other employment or otherwise attempting to mitigate the Company's obligations hereunder.

          (c) Termination on Account of Death or Disability.

              (i) If Pine dies, this Agreement shall terminate. If Pine, due to physical or mental disability or incapacity (as determined by a physician selected by the Company or its insurers who is reasonably acceptable to Executive), is unable to substantially perform his duties hereunder for a period of 90 consecutive business days or more, or for 180 days in any 12-month period, the Company shall have the right to terminate Pine's employment on 30 days' prior written notice. (The Company shall continue to pay Pine the compensation, and provide the benefits, contemplated by this Agreement during such periods of disability prior to termination.) If Pine is able to and recommences the performance of his duties within such 30-day notice period, such notice shall be vitiated.

              (ii) In the event of Pine's death or disability, Pine or his personal representatives shall be entitled to receive any salary and expense reimbursement owed to Pine for periods through the date of termination. The Company shall also pay Pine or his personal representative
     (i) an amount equal to 75% of his then current salary for the remainder of the Term, to be paid in semi-monthly installments, and (ii) the Company shall also pay Pine any bonus payable pursuant to Section 2.2 for the year in which such termination occurs, but only if Pine or his personal representative executes and delivers to the Company a general release of liabilities in a form satisfactory to the Company. Such payments shall be reduced, however, by the aggregate amount of all income disability benefits which Pine may receive or to which he may be entitled for such period by reason of (A) any group health insurance plan which is intended to function as a salary replacement plan, (B) any applicable compulsory state disability law, (C) the Federal

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     Social Security Act, (D) any applicable workmen's compensation law or similar law and (E) any disability plan to which the Company has contributed or for which it has made payroll deductions, other than those which reimburse for actual medical expenses. The Company shall have no other liability to Pine other than as provided under any benefit plan of the Company in which he is then participating or as otherwise required under applicable law.

         (d) Termination by Pine. Pine may terminate his employment with the Company on not less than 180 days' prior notice to the Company. In the event of such termination by Pine, the Company shall pay Pine any salary and expense reimbursement owed to him for periods through the date of termination and shall have no other liability to him other than as provided under any benefit plan of the Company in which he is then participating or as otherwise required under applicable law. Pine may also terminate this Agreement if the Company violates this Agreement in any material respect, and such violation is not cured within 30 days of Pine's written notice thereof to the Company.

         (e) Termination for Cause by Pine After a Change in Control. For purposes of this Section 6(e), "Change in Control", means the occurrence of any of the following events:

             (i) any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), but excluding the Company, its "Affiliates" (that is, any of its subsidiaries or any parent corporation), or any employee benefit plan or employees of the Company or any of its Affiliates, or any group of which any of the foregoing is a member, is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of the Company's securities representing 30% or more of the combined voting power of its then outstanding securities;

             (ii) during any period of 24 consecutive months, individuals (A) who on the date of this Agreement constitute the Company's entire Board of Directors ("Initial Directors") or (B) whose election, appointment or nomination for election was approved prior to such election or appointment by a vote of at least two-thirds of the Initial Directors who were in office immediately prior to such election or appointment, cease for any reason to constitute at least a majority of the Board of Directors;

             (iii) the consummation of a merger, business combination, share exchange, division or other reorganization of the Company with any other corporation, where, following such transaction, (A) a majority of the directors of the surviving entity are persons who (I) were not members of the Company's Board of Directors immediately prior to the merger or other combination and (II) are not the Company's nominees or representatives, (B) the Company's shareholders immediately prior to such merger or combination beneficially own, directly or indirectly, less than 60% or more of the combined voting power of the surviving corporation, as well as 60% or more of the total market value of its outstanding equity securities, in substantially the same proportion as they owned the combined voting power of the Company, (C) any "person," including a "group" (each as defined in clause (i) above), but excluding the Company, its Affiliates,

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     or any of the Company's or its Affiliates' employee benefit plans or employees, or any group of which any of the foregoing is a member, is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the surviving corporation or (D) in the case of a division, the Company's shareholders immediately prior to such division beneficially own, directly or indirectly, less than 60% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 60% or more of the total market value of each such entity's outstanding equity securities, in each case in substantially the same proportion as such shareholders owned shares of the Company prior to such transaction;

          (iv) the consummation of a direct or indirect sale or other disposition of all or substantially all of the Company's assets;

          (v) the Company's adoption of any plan of liquidation providing for the distribution of all or substantially all of its assets;

          (vi) any other change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act; or

          (vii) any other event or transaction that is declared by resolution of the Company's Board of Directors to be a Change in Control.

If a Change in Control occurs, Pine shall have the right, exercisable within 180 days after the occurrence of any of the following events during the first 12 months following the Change in Control, to terminate his employment under this Agreement on not less than 30 days' written notice thereof to the Company if any of the following occur:

          (A) the Company violates this Agreement in any material respect, and such violation is not cured within 30 days of Pine's written notice thereof to the Company;

          (B) Pine ceases to serve as President and Chief Operating Officer of the Company, other than by reason of his own choice or circumstances that would entitle the Company to terminate his employment pursuant to Sections 6(a) or (c);

          (C) Pines ceases to report directly to the Chief Executive Officer of the Company, or his duties, responsibilities or authority are materially diminished, regardless of whether or not he retains the titles of President and Chief Operating Officer; or

          (D) Pine is prevent from substantially carrying out the duties of his office due to the actions or behavior of any member of management with a position senior to his.

If Pine terminates his employment pursuant to this Section 6(e) or pursuant to the last sentence of Section 6(d), the Company shall promptly pay Pine any salary and expense reimbursement owed to him for periods through the date of termination. The Company shall also pay Pine (I) as

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severance compensation, an amount equal to his then current salary for the remainder of the Term, to be paid in semi-monthly installments, (II) any bonus payable pursuant to Section 2(b) for the year in which such termination occurs and (III) 50% of the bonus payable pursuant to clause (II) of this Section 6(e) for each of any then remaining years in the Term, payable in quarterly installments pursuant to Section 2(b), but only if Pine executes and delivers to the Company a general release of liabilities in a form satisfactory to the Company. Further, (x) all options (other than any Second Tier Options or any other stock options hereafter issued to Pine the exercise of which is conditioned on performance or events) to acquire shares of the Company's Class B Common Stock then held by Pine shall fully vest to the extent then unvested and shall remain exercisable for two years following the date of termination and (y) any Second Tier Options (or any other stock options hereafter issued to Pine the exercise of which is conditioned on performance or events) shall, if they become exercisable in accordance with their terms, remain exercisable for two years following the date of termination. The Company shall have no other liability to Pine other than as provided under any benefit plan of the Company in which he is then participating or as otherwise required under applicable law. The Company's obligations under this Section 6(e) shall not be (1) offset or reduced by any compensation received by Pine from any other employer after termination of his employment hereunder or (2) conditioned on Pine's seeking other employment or otherwise attempting to mitigate the Company's obligations hereunder.

          (f) General Release. Any general release called for in this Section 6 shall have effect solely with respect to claims arising on or prior to the date of the release, shall not discharge any severance obligations undertaken by the Company pursuant to this Section 6 and shall otherwise not apply to any conduct occurring after the date of such release.

          7. Non-Competition. For purposes of this Section 7 and Section 8, all references to the "Company" include all of its subsidiaries, divisions and joint ventures. During the Term, Pine shall have a duty to work only in the best interests of the Company and not to appropriate any of the Company's business opportunities for his personal gain or attempt to do so. Further, during the Term and (i) for six months thereafter in the case of clauses (a) and (e) below (insofar as clause (e) relates to clause (a)) and 12 months thereafter in the case of clauses (b), (c), (d) and (e) below (insofar as clause (e) relates to clauses (b), (c) or (d)), if the termination of Pine's employment with the Company is pursuant to Sections 6(a) or 6(d) or (ii) for so long as the Company is paying the severance compensation contemplated by Sections 6(b), 6(c) or 6(e) if the termination of Pine's employment with the Company is pursuant to any such section (in either case, the "Applicable Non-Compete Period"), Pine shall not, in any geographical area in which the Company conducts business (or for such lesser area or such lesser period as may be determined by a court of competent jurisdiction to be a reasonable limitation on the competitive activity of Pine), directly or indirectly:

          (a) engage in any national radio or Internet representation business or other national representation business in which the Company is then engaged on behalf of himself or any third party, including, without limitation, any representation firm, radio station group, Internet web site or group or other firm, station or group involving a medium in which Interep is then engaged in representation;

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          (b) solicit or attempt to solicit business on his behalf or on behalf of any third party, for services then offered by the Company from any parties who are clients or customers of the Company, or to which the Company makes specific proposals for services, during the six months prior to the termination of Pine's employment and with respect to which Pine either (i) possesses confidential information of the Company or (ii) was directly involved as to the solicitation, negotiation or servicing of contracts;

          (c) solicit or attempt to solicit for any business endeavor any employee of the Company;

          (d) interfere with the Company or the conduct of its business or otherwise divert or attempt to divert from the Company any business whatsoever; or

          (e) render any services as a joint venturer, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or otherwise in, any person or entity which is engaged in activities which, if performed by Pine, would violate this Section 7, if Pine is involved in such activities. The period of effectiveness of this clause (e) shall be the same as the preceding clause in this Section 7 to which it relates in a particular case, either six months or 12 months, as the case may be.

          The foregoing shall not prevent Pine from (i) purchasing or owning up to 5% of the voting securities of any corporation, the securities of which are publicly-traded or (ii) owning or operating radio stations to the extent permitted under Section 1(b). With respect to clause (a) of this Section 7, if Pine is employed by a group (including a radio station group) or other entity that is not involved in national sales representation, he shall not be in breach of clause (a), regardless of the medium involved, but if such group or other entity commences national representation during the period in which clause (a) is in effect, Pine shall immediately terminate his employment therewith and shall not become re-employed with such group or other entity until such period has expired.

          8.  Confidentiality.

          (a) General. Pine understands and acknowledges that, as a result of his employment with the Company, he shall necessarily become informed of, and have access to, confidential information of the Company, including, without limitation, trade secrets, marketing plans and information, pricing information, identity of clients and customers and prospective clients and customers, and that such information, even though it may have been or may be developed or otherwise acquired by Pine, is the exclusive property of the Company to be held by Pine in a fiduciary capacity and solely for the Company's benefit. Pine shall not at any time, either during his employment hereunder or during the Applicable Non-Compete Period, reveal, report, publish, transfer or otherwise disclose to any person, Company or other entity, or use, any of the Company's confidential information which Pine, in the exercise of reasonable diligence, knows to be confidential, without the written consent of the Company's Chief Executive Officer or its Board of Directors, except for use on behalf of the Company in connection with its business, and except for such information that legally and legitimately is or becomes of general public knowledge from authorized sources other than Pine or which Pine is required by law or judicial process to disclose (but only to the extent required to be so disclosed).

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          (b) Return of Materials. On the termination of his employment by the
Company or Pine for any reason, Pine shall promptly deliver to the Company all material of a confidential nature (whether or not marked as such), including, without limitation, budgets, financial statements or projections, drawings, manuals, letters, notes, notebooks, reports and customer and suppliers lists, and all copies or summaries thereof, relating to the Company's business or affairs which are in Pine's possession or control.

          9. Remedies and Survival. Because the Company would not have an adequate remedy at law to protect its business and its interest in its trade secrets, proprietary or confidential information and similar commercial assets from any breach of the provisions of Sections 7 or 8, the Company shall be entitled, in the event of such a breach or threatened breach thereof by Pine, to injunctive relief, in addition to such other remedies and relief that would be available to the Company. The prevailing party in any litigation brought by the Company to enforce its rights under Sections 7, 8 or 9 shall be entitled to receive payment from the other of, or reimbursement for, its reasonable attorneys' fees and disbursements incurred in such connection. The provisions of Sections 7, 8, 9 and 15 shall survive any termination of this Agreement.

          10. Indemnification. Pine shall be entitled to all of the indemnification provided by the Company to its officers pursuant to the Company's Restated Certificate of Incorporation and By-Laws.

          11. Entire Agreement; Amendments; No Waivers. This Agreement sets forth the entire understanding of the parties with respect to its subject matter and merges and supersedes all prior understandings of the parties with respect to its subject matter. No provision of this Agreement may be waived or modified, in whole or in part, except by a writing signed by each of the parties. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

          12. Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by FEDEX or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified mail envelope addressed to, or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or facsimile number shall be effective only upon receipt.

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If to the Company:                               If to Pine:

Interep National Radio Sales, Inc.               Mr. George E. Pine
100 Park Avenue                                  100 Lakeshore Drive
New York, New York 10020                         Lake Point Tower
Att.: Mr. Ralph C. Guild                         Apartment 258
Fax No.:  (212) 309-9081                         North Palm Beach, Florida 33408
                                                 Fax No.:  (561) 626-4595

          13. Successors and Assigns. This Agreement shall be binding on, enforceable against and inure to the benefit of, the parties and their respective heirs, personal representatives, successors and permitted assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. Neither party may assign its rights or delegate its obligations under this personal Agreement without the express written consent of the other, except that the Company may assign this Agreement to any successor to its business.

          14. Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles. The parties hereto submit and consent to the jurisdiction of the courts in the State of New York, County of New York, including the Federal Courts located therein, should Federal jurisdiction requirements exist in any action brought to enforce (or otherwise relating to) this Agreement

          15. Severability and Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. In this regard, the parties agree that the provisions of
Section 7, including, without limitation, the scope of the territorial and time restrictions, are reasonable and necessary to protect and preserve the Company's legitimate interests. If the provisions of Section 7 are held by a court of competent jurisdiction to be in any respect unreasonable, then such court may reduce the territory or time to which it pertains or otherwise modify such provisions to the extent necessary to render such provisions reasonable and enforceable.

          16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          17. Construction. Headings used in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References to Sections and Exhibits are to the sections and exhibits of this Agreement. As used herein, the singular includes the plural and the masculine, feminine and neuter gender each includes the others where the context so indicates.

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          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

                                INTEREP NATIONAL RADIO SALES, INC.


                                By /s/ Ralph C. Guild
                                   ---------------------------------------------
                                   Ralph C. Guild
                                   Chairman of the Board

                                /s/ George E. Pine
                                ------------------------------------------------
                                               GEORGE E. PINE

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